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                                                                    EXHIBIT 23.2

                CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement on Form S-8 (being filed with respect to the Phoenix Technologies Ltd. 1994 Equity Incentive Plan) of our report dated November 8, 1994, on our audits of the consolidated financial statements and financial statement schedules of Phoenix Technologies Ltd. (Commission File No. 0-17111) as of September 30, 1994 and 1993, and for each of the three fiscal years in the period ended September 30, 1994, which report is included in the Registrant's Annual Report on Form 10-K for the year ended September 30, 1994. We also consent to the reference to our firm as experts.



                              /s/Coopers & Lybrand L.L.P.
                              COOPERS & LYBRAND L.L.P.

San Jose, California
March 9, 1995
















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